Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 11, 2017 (the “Effective Date”) between Ameriforge Group, Inc. d/b/a AF Global Corporation, a Texas corporation (the “Company”), and Curtis Samford (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration (including a Nonqualified Stock Option Agreement of even date herewith), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, as of the Effective Date upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive shall be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(b) During the Employment Period, Executive shall report to the Board.

(c) During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

4. Compensation and Benefits.

(a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $650,000 per year (the “Base Salary”). The Board shall review Executive’s Base Salary from time to time and may, in its sole discretion, increase it.

(b) Annual Bonus. During the Employment Period, Executive shall be eligible for a target annual bonus of up to 100% of Executive’s Base Salary, based on the achievement of specified performance goals (as determined by the Board). Any bonus earned pursuant to this subparagraph 4(b) shall be paid to Executive in the calendar year following the calendar year in which such bonus was earned.

(c) Retention Sale Bonus. If (i) a Change of Control occurs prior to June 1, 2019, (ii) Executive remains in the continuous employ of the Company until the date of such Change of Control, and (iii) the Net Equity Value on the date of such Change of Control is within the range specified below, the Company (or one of its affiliates) will make a lump sum cash payment to Executive in the amount set forth opposite the applicable range.

Net Equity Value	Retention Sale Bonus
Equal to or greater than $450,000,000 but less than $500,000,000	$3,250,000
Equal to or greater than $500,000,000 but less than $550,000,000	$2,762,500
Equal to or greater than $550,000,000 but less than $600,000,000	$1,625,000
Equal to or greater than $600,000,000 but less than $650,000,000	$975,000
Equal to or greater than $650,000,000 but less than $700,000,000	$487,500

Any such payment made pursuant to this paragraph 4(c) shall be paid to Executive within sixty (60) days of the date of such Change of Control.

(d) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other senior executives of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the senior executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

(e) Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

(f) Reimbursements. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(g) Indemnification. With respect to Executive’s acts or failures to act during the Employment Period in Executive’s capacity as a director, officer, employee or agent of the Company, to the extent Executive is a director or officer of the Company, Executive shall be entitled to liability insurance coverage on the same basis as other directors and officers of the Company.

5. Employment Period. The Employment Period shall continue until, and shall end upon, the termination of Executive’s employment with the Company or any subsidiary for any reason.

6. Post-Employment Payments.

(a) At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has been earned but is unpaid, and any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, in each such case, as of the end of the Employment Period; (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option award theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company); and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b), in the circumstance described in such subparagraph.

(b) If the Employment Period ends on account of an Involuntary Termination, the Company shall make a lump sum payment to Executive in the amount of $1,000,000 within 30 days of Executive’s termination. For a period of twelve (12) months following Executive’s Involuntary Termination, Executive shall continue to participate in the Company’s life insurance plan or policy or, if such continued participation is not permitted by such plan or policy, the Company shall make a monthly payment to Executive in an amount equal to the monthly premium cost of Executive’s participation in the Company’s life insurance plan or policy as of immediately prior to Executive’s Involuntary Termination. In addition, if Executive elects continuation coverage under the

Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive for Executive’s COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) the date that is twelve (12) months following the termination of Executive’s employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium. It is expressly understood that the Company’s payment and reimbursement obligations under this subparagraph 6(b) shall cease in the event Executive breaches any of the agreements in paragraph 7 hereof.

Each payment under this subparagraph 6(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any payment under this subparagraph 6(b) that is not made during the period following Executive’s Involuntary Termination because Executive has not executed the release described in subparagraph 6(d), shall be paid to Executive in a single lump sum on the first payroll date after the sixtieth (60th) day following Executive’s Involuntary Termination; provided that in no event shall such payment be made after March 15 of the calendar year following the calendar year in which such termination occurs; provided further that Executive executes and does not revoke the release in accordance with the requirements of subparagraph 6(d).

(c) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(d) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the Involuntary Termination, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, managers, officers, employees and affiliates of any of them, in a form approved by the Company and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

7. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive shall not:

(A)	enter into or engage in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.

(ii) Covenants Following Termination. For a period of (x) one year following Executive’s termination of employment if Executive’s employment terminates as a result of an Involuntary Termination or Permanent Disability or (y) two years following Executive’s termination of employment for any other reason (such period the “Restrictive Period”) following the termination of Executive’s employment, Executive shall not:

(A)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii) Indirect Competition. For the purposes of subparagraphs 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive shall be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv) If it shall be judicially determined that Executive has violated this subparagraph 7(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) The Company. For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Executive worked or had responsibility at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation. Executive shall not, directly or indirectly, at any time, during the period of Executive’s employment or during the Restrictive Period, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Executive, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii) Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i)of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive shall assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following the termination of Executive’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after the termination of Executive’s employment, Executive shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) Ameriforge Group, Inc. d/b/a AF Global Corporation, All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of Agreement. While employed by the Company and during the Restrictive Period, Executive shall communicate the contents of paragraph 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with or represent.

(h) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(i) Nondisparagement. Executive shall not, at any time, during the period of Executive’s employment or thereafter, talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its subsidiaries or affiliates or any aspect of Executive’s employment with the Company. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or its subsidiaries or affiliates.

(j) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f), 7(g), 7(h), and 7(i) inclusive, of this Agreement, without the necessity of proof of actual damage.

(k) Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8. Definitions.

(a) “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

(b) “Change of Control” means (i) the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of Holdings (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of Directors of Holdings (or such surviving or resulting company) or (B) acquire assets constituting all or substantially all of the assets of Holdings and its subsidiaries (as determined on a consolidated basis), or (ii) the consummation of a transaction whereby any combination of Permitted Holders sells or transfers, whether in a single transaction or in a series of related transactions, to an independent third party or a group of independent third parties, pursuant to which such party or parties acquire equity interests of Holdings representing, directly or indirectly, in the aggregate greater than 50% of the ordinary voting power represented by the issued and outstanding equity of Holdings held by the Permitted Holders in the aggregate as of the date hereof.

(c) “Company’s Business” means the business of providing technology, services, and fully-integrated manufacturing capabilities to the oil and gas, general industrial, aerospace, and power generation industries, as further described in any and all manufacturing, marketing and sales manuals and materials and/or websites of the Company, as the same may be altered, amended, supplemented or otherwise changed from time to time.

(d) “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

(e) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(f) “Holdings” means AFG Holdings, Inc.

(g) “Involuntary Termination” means a Termination Without Cause or a Termination For Good Reason.

(h) “Net Equity Value” means, as of the date of a Change of Control, the equity value of Holdings, as determined by the Board of Directors of Holdings, in its sole discretion, on the basis of amounts received by Holdings’ stockholders in connection with the Change of Control, after the payment of all outstanding debt and expenses and assuming the exercise of all options, warrants or other rights to purchase shares of common stock of Holdings.

(i) “Permanent Disability” means that Executive, because of accident, disability or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, Executive shall be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(j) “Permitted Holders” means any Person (i) owning Equity Interests in Holdings as of the date hereof and (ii) having appointed at least one member of the Board of Directors of Holdings serving in such capacity as of the date hereof, and such Person’s Affiliates.

(k) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(l) “Restricted Territory” means: (i) the United States of America, (ii) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination; and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) or (ii) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(m) “Termination For Cause” means the termination by the Company of Executive’s employment with the Company as a result of (i) the willful and continued failure of Executive diligently to perform Executive’s duties with the Company or any of its subsidiaries (other than any failure due to physical or mental incapacity) ten (10) days after written notice of such failure has been given to Executive by the Company or any of its affiliates, (ii) gross negligence or willful misconduct by Executive which causes material injury, monetary or otherwise, to the Company or any of its affiliates, Executive’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts that has a substantial and adverse effect on Executive’s qualifications or ability to perform Executive’s duties, intentional action by Executive which Executive knows would not comply with the laws of the United States or any other jurisdiction applicable to Executive’s actions on behalf of the Company or any of its subsidiaries, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FPCA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (v) Executive’s use of illegal drugs or habitual drunkenness.

(n) “Termination For Good Reason” means a termination by Executive of Executive’s employment in connection with or based upon and within ninety (90) days of one of the following events (occurring in the absence of Executive’s signed written consent): (i) reduction of the Base Salary or Executive’s annual bonus percentage opportunity in such a manner so that Executive will not be entitled to receive substantially the same Base Salary and annual bonus opportunity, other than as a result of a general across the board salary reduction applicable to all senior executives of the Company; (ii) relocation of Executive’s primary place of work by more than fifty (50) miles; or (iii) any material diminution in Executive’s duties, roles, title, reporting lines or responsibilities, which shall not include removal as a member of the Board or any similar governing body of the Company’s subsidiaries or affiliates, failure to be reelected as Chairman of the Board or any similar governing body of the Company’s subsidiaries or affiliates, or failure to be reelected as a member of the Board or any similar governing body of the Company’s subsidiaries or affiliates, in each of cases (i) through (iii), which is not cured within thirty (30) days following the Company’s receipt of written notice from Executive describing the event giving rise to such Termination For Good Reason, and provided that Executive terminates employment within thirty (30) days after the end of such cure period.

(o) “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause.

(p) “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination For Good Reason.

9. Survival. Subject to any limits on applicability contained therein, paragraphs 7 through 18 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by reputable overnight carrier, sent via electronic mail or mailed by first class mail, return receipt requested, to the recipient at the address or email address, as applicable, below indicated:

Notices to Executive:

Curtis Samford

Notices to the Company:

AF Global Corporation

945 Bunker Hill Road, Suite 500

Houston, Texas 77024

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

15. Counterparts. This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

17. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. Executive agrees that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERIFORGE GROUP, INC., D/B/A AF GLOBAL CORPORATION

By:	/s/ Thomas Giles
Name:	Thomas Giles
Title:	EVP & General Counsel

EXECUTIVE

/s/ Curtis Samford
Curtis Samford

[Signature Page to Employment Agreement – Samford]